Exhibit 99.2

Press Release

PartnerRe's Board of Directors to Appoint Roberto Mendoza

PEMBROKE, Bermuda--(BUSINESS WIRE)--Oct. 5, 2009-- PartnerRe Ltd. (NYSE:PRE) today announced that Roberto Mendoza, a former board member of PARIS RE, has been appointed to PartnerRe’s Board of Directors.

The additional Board seat was approved by PartnerRe’s shareholders at a Special General Meeting of Shareholders on September 24, 2009, and Mr. Mendoza’s appointment to that seat has now taken effect following the successful close of the block purchase of a majority of PARIS RE’s common shares outstanding.

Mr. Mendoza, aged 64, spent more than 30 years at J.P. Morgan where he was vice chairman of the board of that company from 1990 to 2000. He is the former Chairman of XL Capital Ltd. and Egg plc and was a non-executive director for ACE Limited, Banesto S.A., the BOC Group plc, Continental Airlines, Inc., Mid Ocean Limited, Prudential plc, Reuters plc, the Travelers Group, and Vitro S.A.

Currently, Mr. Mendoza is a non-executive director for Manpower Inc. and Western Union, Inc. and a principal in the firm, Deming Mendoza. Mr. Mendoza holds a B.A. from Yale and an M.B.A. (Baker Scholar) from Harvard Business School.

PartnerRe’s Chairman John Rollwagen today welcomed Mr. Mendoza to PartnerRe’s Board.

“Roberto brings with him considerable experience in corporate finance which will further deepen the financial expertise of the Board. As a former member of PARIS RE’s board we extend to him a warm welcome and look forward to working with him at what will be a particularly important time as we integrate these two companies.”

PartnerRe is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company through its wholly owned subsidiaries also offers alternative risk products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, other lines, life/annuity and health, and alternative risk products. For the year ended December 31, 2008, total revenues were $4.0 billion. At June 30, 2009, total assets were $17.0 billion, total capital was $5.3 billion and total shareholders’ equity was $4.8 billion.

PartnerRe on the Internet: www.partnerre.com

Source: PartnerRe Ltd.

PartnerRe Ltd.
Investor: Robin Sidders
Media: Celia Powell
441-292-0888
or
Sard Verbinnen & Co
Drew Brown/Jane Simmons
212-687-8080

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Copyright 2009